                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                   FORM 8-K/A
                              --------------------



[X] AMENDMENT NO. 2 TO CURRENT REPORT ON FORM 8-K FILED PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.


       DATE OF REPORT (Date of earliest event reported): October 26, 1998


                         Commission File Number 0-22289




                         WHEREHOUSE ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                         (State or other jurisdiction of
                         incorporation or organization)


                                   95-4608339
                      (IRS Employer Identification Number)


                 19701 HAMILTON AVENUE, TORRANCE, CA 90502-1311
          (Address of principal executive offices, including ZIP code)


                                 (310) 538-2314
              (Registrant's telephone number, including area code)

                                 AMENDMENT NO. 2


        The undersigned hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K filed with the Commission on November 10, 1998 (the "Current Report") as set forth herein relating to the acquisition of Blockbuster Music from Viacom International Inc. Pursuant to Item 7 of Form 8-K, the financial statements and pro forma financial information filed with this Amendment were omitted from the Current Report and are being filed herewith. This Amendment No. 2 to the Current Report supplements Amendment No. 1 to the Current Report on Form 8-K/A filed with the Commission on January 11, 1999.

        The Current Report is hereby amended by deleting Item 2 and subsections
(a) and (b) of Item 7 thereof and replacing each, in their entirety, with the following:

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

        On October 26, 1998, pursuant to a Stock Purchase Agreement dated as of August 10, 1998 (the "Purchase Agreement"), Wherehouse Entertainment, Inc. ("Registrant) acquired (the "Acquisition") from Viacom International Inc. ("Seller"), all of the capital stock of certain retail music subsidiaries of Seller (the "Acquired Business"). Pursuant to the Purchase Agreement, the base purchase price of $114.5 million (the "Base Purchase Price") is to be adjusted by the difference, if any, between the working capital of the Acquired Business, as defined, (the "Working Capital") as of March 31, 1998, (the "Reference Working Capital") and the Working Capital as of October 26, 1998 (the "Closing Working Capital"). Based on Seller's preliminary estimate of Closing Working Capital, the Registrant paid to Seller a preliminary purchase price of approximately $117.7 million on October 26, 1998. On December 23, 1998, Seller delivered an adjusted statement of the Closing Working Capital that states Seller's position that the adjusted purchase price equals $126.5 million. Registrant recorded an amount of $8.8 million as a potential additional amount due to Seller, subject to the final determination of the Closing Working Capital. The Purchase Agreement provides a mechanism for resolution of the final purchase price based on the resolution of the Closing Working Capital, which the Registrant expects will occur in 1999. Accordingly, the purchase price paid to Seller is subject to potential adjustment and may ultimately be significantly lower than $126.5 million. The Acquired Business consists of 378 Blockbuster Music stores in 33 states.

        The preliminary purchase price of $121.4 million (including direct transaction costs of $3.7 million) was funded with a combination of excess cash and the proceeds of a loan made pursuant to an amended loan agreement entered into with Congress Financial Corporation (Western), the Registrant's lender.

        Pursuant to a Transition License Agreement between Seller and the Registrant, the Registrant may continue to use certain trade names, trademarks and service marks in the conduct of the Blockbuster Music business for a limited time. During that time, the Registrant will change the name of the stores to the Wherehouse name. In addition, pursuant to a Transition Services Agreement, the Registrant may utilize certain services and facilities of Seller for a transition period of up to one year from the date of the Acquisition.

        The Acquisition was accounted for under the purchase method of accounting. The Registrant reflected the Acquisition in the October 31, 1998 balance sheet contained in its quarterly report on Form 10-Q which was filed on December 21, 1998. The acquired assets and liabilities assumed were included at their estimated fair values at the Acquisition date, based on preliminary valuations and other studies that have not yet been finalized and also based on the preliminary purchase price of $117.7 million. The October 31, 1998 consolidated condensed balance sheet has been adjusted to reflect the increased purchase price based on Seller's Closing Working Capital statement (subject to potential adjustment) and more current purchase price allocation information, as follows:

                                 Consolidated Condensed Balance Sheet
                                          October 31, 1998
                                             (unaudited)
                                 ------------------------------------
                                     As Previously
                                        Reported(1)    As Adjusted(1)
                                     -------------     -----------
Current assets                          $ 329.4          $ 331.3

Equipment and improvements, net            69.7             70.4

Goodwill for acquisition                   16.1             25.4

Other assets                               31.3             32.1
                                     -------------     -----------
      Total assets                      $ 446.5          $ 459.2
                                     =============     ===========

Accounts payable, accrued expenses
   and other liabilities                $ 193.1          $ 206.0

Line of credit borrowings                  97.8             97.8

Store closing and other
  acquisition related reserves             61.0             60.8

Equity                                     94.6             94.6
                                     -------------     ------------
                                        $ 446.5          $ 459.2
                                     =============     ============

(1)  The changes primarily relate to the increase in the purchase price by
     8.8 million.

        The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the preliminary estimates. The excess purchase price over the net assets acquired has been assigned to goodwill.

        The Registrant plans to close or renegotiate the leases on approximately 43 stores that are either in markets currently served by one of the Registrant's stores or are unprofitable. The Registrant also plans to relocate certain Acquired Business employees. The Registrant is in the process of completing its analysis, and expects to finalize these plans, which are preliminary, by the end of the first quarter of the fiscal year ending January 31, 2000.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        (a)     Financial Statements of Business Acquired.

                Blockbuster Music Audited Carve-Out Financial Statements as of December 31, 1997 and 1996 and for Each of the Three Years in the Period Ended December 31, 1997.

        (b)     Pro Forma Financial Information of Registrant.

               Page Number
               -----------
               18       Introduction to Unaudited Pro Forma Combined
                        Financial Statements.

               20       Unaudited Pro Forma Combined Statement of
                        Operations Nine Months Ended October 31, 1998.

               21       Unaudited Pro Forma Combined Statement of
                        Operations Year Ended January 31, 1997.


                                    SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                             Wherehouse Entertainment, Inc.


Date: January 12, 1999                       By:   /s/ ROBERT S. KELLEHER
                                                   -------------------------
                                                   Robert S. Kelleher
                                                   Chief Financial Officer
                                                   Senior Vice President

                      [PRICEWATERHOUSE COOPERS LETTERHEAD]
                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------


JULY 16, 1998


To the Board of Directors and
Shareholders of Viacom Inc.

In our opinion, the accompanying carve-out balance sheets and the related carve-out statements of operations and cash flows present fairly, in all material respects, the financial position of Blockbuster Music at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 5 to the financial statements, the Company has suffered recurring losses from operations and is dependent on Blockbuster, a division of Viacom International Inc., to provide financial support and liquidity to fund its operations.

/s/ PRICEWATERHOUSECOOPERS LLP

                               BLOCKBUSTER MUSIC

                       CARVE-OUT STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                          YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1997        1996        1995
                                                       ----        ----        ----
Revenues.........................................    $590,576    $597,441    $563,603
Cost of goods sold...............................     441,002     413,306     361,715
                                                     --------    --------    --------
   Gross profit..................................     149,574     184,135     201,888

Expenses:
   Operating.....................................     155,779     176,277     171,453
   Selling, general and administrative...........      75,713      65,633      63,527
   Depreciation and amortization.................      44,619      32,281      18,168
   Restructuring charge (Note 3).................          --      31,721          --
                                                     --------    --------    --------
      Total expenses.............................     276,111     305,912     253,148

Operating loss...................................    (126,537)   (121,777)    (51,260)

   Interest expense (Note 6).....................       6,401       6,764       6,585
                                                     --------    --------    --------
Loss before income taxes.........................    (132,938)   (128,541)    (57,845)

   Income tax benefit (Note 9)...................      50,276      48,754      22,034
                                                     --------    --------    --------
Net loss.........................................    $(82,662)   $(79,787)   $(35,811)
                                                     ========    ========    ========


                  See notes to carve-out financial statements.

                               BLOCKBUSTER MUSIC

                            CARVE-OUT BALANCE SHEETS

                             (Dollars in thousands)



                                                        December 31,
                                                 --------------------------
                                                   1997              1996
                                                 --------          --------
ASSETS
Current assets:
  Cash.........................................  $ 10,171          $ 16,688
  Receivables, less allowances for doubtful
    accounts of $671 (1997) and $471 (1996)....    14,485            13,497
  Merchandise inventories......................   193,245           267,242
  Prepaid and other current assets.............        83               834
                                                 --------          --------
    Total current assets.......................   217,984           298,261

Property and equipment, net (Note 2)...........    83,955           122,855
Deferred income taxes (Note 9).................    32,022            46,317
Rental library.................................     1,331             2,350
Other assets...................................       230               323
                                                 --------          --------
                                                 $335,522          $470,106
                                                 ========          ========

LIABILITIES AND BLOCKBUSTER EQUITY INVESTMENT
Current liabilities:
  Accounts payable.............................  $102,343          $130,978
  Other current liabilities....................    30,418            29,362
  Gift card liability..........................    23,804            20,936
  Current portion of capital lease obligation
    (Note 6)...................................     2,338             1,836
                                                 --------          --------
    Total current liabilities..................   158,903           183,112

Capital lease obligation (Note 6)..............    33,952            35,842
Other liabilities..............................    19,903            36,196

Commitments and contingencies (Note 10)

Blockbuster equity investment (Note 7).........   122,764           214,956
                                                 --------          --------
                                                 $335,522          $470,106
                                                 ========          ========




                  See notes to carve-out financial statements.

                               BLOCKBUSTER MUSIC

                       CARVE-OUT STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)



                                                             Year ended December 31,
                                                         --------------------------------
                                                           1997        1996       1995
                                                         --------    --------   ---------
OPERATING ACTIVITIES:
  Net loss...........................................    $(82,662)   $(79,787)  $ (35,811)
  Adjustments to reconcile net loss to net cash flow
    from operating activities:
    Depreciation and amortization....................      44,619      32,281      18,168
    Loss on disposal of fixed assets.................       2,396         686         488
    Restructuring charge.............................          --      31,721          --
    Other, net.......................................         258       1,447       1,518
  Changes in operating assets and liabilities:
    Increase in receivables, net.....................        (988)     (4,848)       (209)
    Decrease (increase) in inventory.................      74,027      (4,785)     68,499
    Decrease in rental library.......................       1,019       4,871       1,587
    Decrease (increase) in prepaid expenses and
      other current assets...........................         760        (918)       (568)
    Decrease (increase) in deferred income
      taxes, net.....................................      14,295      (5,377)      9,046
    (Decrease) increase in current liabilities.......     (23,809)     33,882    (171,229)
    Decrease in other liabilities....................     (16,294)    (10,630)     (6,432)
                                                         --------    --------   ---------
NET CASH FLOW FROM OPERATING ACTIVITIES..............      13,621      (1,457)   (114,943)
                                                         --------    --------   ---------

INVESTING ACTIVITIES:
  Capital expenditures...............................      (7,497)    (25,503)    (51,033)
                                                         --------    --------   ---------
NET CASH FLOW FROM INVESTING ACTIVITIES..............      (7,497)    (25,503)    (51,033)
                                                         --------    --------   ---------

FINANCING ACTIVITIES:
  Payments on capital leases.........................      (3,111)     (1,900)     (1,180)
  Contributions (to)/from Blockbuster, net...........      (9,530)     38,342     162,286
                                                         --------    --------   ---------
NET CASH FLOW FROM FINANCING ACTIVITIES..............     (12,641)     36,442     161,106
                                                         --------    --------   ---------

Net increase (decrease) in cash......................      (6,517)      9,482      (4,870)
CASH AT BEGINNING OF YEAR............................      16,688       7,206      12,076
                                                         --------    --------   ---------
CASH AT END OF YEAR..................................    $ 10,171    $ 16,688   $   7,206
                                                         ========    ========   =========




                  See notes to carve-out financial statements.

                               BLOCKBUSTER MUSIC
                    NOTES TO CARVE-OUT FINANCIAL STATEMENTS
                         (Tabular dollars in thousands)


NOTE 1 -- DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Blockbuster Music (the "Company") consists of the following four legal entities: Blockbuster Music Holdings Corporation, Blockbuster Music Retail, Inc., Show Industries, Inc. and Blockbuster SC Music Corporation. Blockbuster Music Holdings Corporation is a 100% owned subsidiary of Viacom International Inc., as well as the parent of Blockbuster Music Retail, Inc. and Show Industries, Inc. Blockbuster SC Music Corporation is the 100% owned subsidiary of Blockbuster SC Holding Corporation, which is 100% owned by Viacom International Inc. Viacom International Inc. is a wholly owned subsidiary of Viacom Inc. ("Viacom"). Viacom's investment in Blockbuster Music has been made through Blockbuster, a division of Viacom International Inc. ("Blockbuster"), and accordingly, has been reflected as such in the carve-out financial statements. The Company operates throughout the southern, southeastern and western United States as a retailer of prerecorded music, prerecorded videocassettes and related accessories with selected stores also selling computer software and renting videocassettes.

The accompanying carve-out financial statements and related notes reflect the carve-out historical results of operations, financial position and cash flows of the Company. For all periods presented, certain expenses reflected in the carve-out financial statements include allocations of corporate expenses from either Viacom or Blockbuster (see Note 8). These financial statements are not necessarily indicative of results that would have occurred if the Company had been a separate stand-alone entity during the periods presented or of future results of the Company.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could subsequently differ from those estimates.

Accounts Receivable

Accounts receivable is stated net of an allowance for doubtful accounts and consists mainly of unsecured co-op advertising receivables due primarily from music studios. The provision for doubtful accounts charged to expense was $1.5 million (1997), $1.0 million (1996) and $1.2 million (1995).

Inventories

Inventories consist of prerecorded music inventories and videocassettes sell through inventory. Costs are determined using the moving weighted average method, the use of which approximated the first-in, first-out basis. Videocassette rental library is recorded at cost and amortized over its estimated economic life. Videocassettes classified as base stock (first 4 copies) are amortized over 36 months and those classified as "hits" (fifth and succeeding copies) are amortized over 6 months on a straight-line basis.

                               BLOCKBUSTER MUSIC
              NOTES TO CARVE-OUT FINANCIAL STATEMENTS (continued)
                         (Tabular dollars in thousands)


PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed principally by the straightline method over the estimated useful lives as follows:

Building........................   25 years
Building improvements...........   10 years
Leasehold improvements..........   4 to 10 years
Furniture and fixtures..........   3 to 10 years
Equipment and other.............   3 to 10 years

Balances of major classes of assets and accumulated depreciation and amortization at December 31, are as follows:

                                                         1997          1996
                                                         ----          ----
Land, building and building improvements...........   $ 26,965       $ 29,461
Leasehold improvements.............................     53,278         62,534
Equipment and other................................     29,731         33,945
Furniture and fixtures.............................     30,194         33,917
                                                      --------       --------
      Total........................................    140,168        159,857
Less: accumulated depreciation and amortization....    (56,213)       (37,002)
                                                      --------       --------
Property and equipment, net........................   $ 83,955       $122,855
                                                      ========       ========

Maintenance and repair costs are charged to expense as incurred. Renewals and improvements that extend the useful life of the assets are capitalized. Depreciation expense, excluding any impairment provisions, was $21.0 million
(1997), $20.2 million (1996) and $15.6 million (1995).

Property and equipment includes capital leases of $32.3 million as of December 31, 1997 and $31.7 million as of December 31, 1996, net of accumulated amortization of $8.5 million and $5.5 million, respectively. Amortization expense related to capital leases was $2.9 million (1997), $2.9 million (1996) and $2.6 million (1995).

ADVERTISING EXPENSES

Advertising costs are expensed in the month incurred, net of reimbursements from vendors. Net advertising expenses were $5.0 million (1997), $11.0 million (1996) and $13.8 million (1995).

IMPAIRMENT OF LONG-LIVED ASSETS

In 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS 121 requires that the Company assess long-lived assets for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to the assets' net carrying value. The amount of the impairment loss will generally be measured as the difference between the net book value of the assets and the estimated fair value of the related assets (See
Note 4).

                               BLOCKBUSTER MUSIC
              NOTES TO CARVE-OUT FINANCIAL STATEMENTS (continued)
                         (Tabular dollars in thousands)

GIFT CARD LIABILITY
Gift card liability is recorded at the time of issuance and the liability is relieved and revenue recognized upon redemption of the gift cards at any Blockbuster video or music stores.

REVENUE RECOGNITION
Revenues are primarily recognized at the time of sale or rental.

INCOME TAXES
Income taxes are provided based on the liability method of accounting pursuant to SFAS 109, "Accounting for Income Taxes" ("SFAS 109"). Deferred income taxes are recorded to reflect the tax benefit and consequences of future years differences between the tax bases of assets and liabilities and their financial reporting basis. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

NOTE 3 - RESTRUCTURING AND OTHER CHARGES.

In the second quarter of 1997, the Company recorded a pre-tax charge of $42.6 million which consists primarily of $42.4 million, associated with the reduction in carrying value of excess retail inventory. This charge has been classified as cost of sales in the accompanying carve-out Statements of Operations.

During the fourth quarter of 1996, the Company adopted a plan to close 45 unprofitable domestic music retail stores. In addition, Blockbuster and the Company adopted a plan to relocate their corporate headquarters. As a result of such plans, the Company recognized total charges aggregating approximately $44.4 million. The Company recognized approximately $3.5 million, classified as cost of sales, related to inventory impairment and approximately $9.2 million, included in depreciation and amortization expense, related to fixed asset impairment. These impairment write-offs were taken as of December 31, 1996. The remaining amount of $31.7 million has been classified as a restructuring charge in the accompanying carve-out Statements of Operations and primarily relates to lease termination costs and other costs associated with the corporate relocation. Through December 31, 1997, the Company charged approximately $14.0 million against these liabilities. The Company expects to substantially complete the activities related to the music retail store closings by the end of 1998.

                               BLOCKBUSTER MUSIC
              NOTES TO CARVE-OUT FINANCIAL STATEMENTS (continued)
                         (Tabular dollars in thousands)

NOTE 4 - IMPAIRMENT EVALUATION

The Company recognized a non-cash impairment charge of $9.2 million in 1996 primarily related to the disposal of certain long-lived assets pursuant to the restructuring plan. At December 31, 1997, the Company recognized an additional impairment charge of $20.7 million related to underperforming stores. These charges were included in depreciation expense in the accompanying carve-out Statements of Operations.

NOTE 5 - DEPENDENCE UPON BLOCKBUSTER

The Company's capital expenditures and its working capital requirements are funded by cash advances from Blockbuster. The Company has accumulated losses since 1995. As described in Note 3, during the fourth quarter 1996 the Company implemented a plan to close 45 unprofitable domestic music retail stores. Management believes that the closure of these unprofitable stores in conjunction with certain other actions will improve its operating performance, however, there can be no assurance that results of operations will improve. As a result, the Company continues to be dependent upon Blockbuster to fund its operations and capital expenditures.

NOTE 6 - CAPITAL LEASE OBLIGATION

Interest expense related to capital leases was $6.4 million, $6.8 million and $6.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, the carrying amount of capital lease obligations approximates estimated fair value.

NOTE 7 - BLOCKBUSTER EQUITY INVESTMENT

An analysis of the Blockbuster equity investment activity follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                  --------------------------------
                                                                    1997        1996        1995
                                                                    ----        ----        ----
Balance as of the beginning of the year.......................    $214,956    $256,401    $129,926
Net loss......................................................     (82,662)    (79,787)    (35,811)
(Contributions to) and distributions from
   Blockbuster, net...........................................      (9,530)     38,342     162,286
                                                                  --------    --------    --------
Balance as of the end of the year.............................    $122,764    $214,956    $256,401
                                                                  ========    ========    ========

Blockbuster funds the working capital requirements of the Company. Blockbuster's equity investment includes accumulated deficit as well as any payables and receivables due to/from Blockbuster resulting from cash transfers and other intercompany activity.

                               BLOCKBUSTER MUSIC
              NOTES TO CARVE-OUT FINANCIAL STATEMENTS (continued)
                         (Tabular dollars in thousands)


NOTE 8 - RELATED PARTY TRANSACTIONS

Viacom/Blockbuster provides the Company with certain general and administrative services, including insurance, legal, tax, treasury, technology systems and support, accounting and other corporate functions. In addition, the Company shares certain distribution functions and facilities with Blockbuster. Viacom/Blockbuster has charged the Company for the Company's share of these services in the amount of $15.7 million (1997), $17.4 million (1996) and $13.3 million (1995) and these charges have been included in selling, general and administrative expenses in the accompanying carve-out Statements of Operations. See also Note 11 for pension plan and additional employee benefit costs charged by Viacom to the Company.

Management believes that the methodologies used to allocate charges for the services described above are reasonable.

The Company is charged a royalty fee of 5% of its revenues from Blockbuster for use of the Blockbuster name and the amount is included in selling, general and administrative expenses in the accompanying carve-out Statements of Operations.

The Company, through the normal course of business, is involved in transactions with companies owned by or affiliated with Viacom which did not have a material impact on the financial position or results of operations presented herein.

NOTE 9 - INCOME TAXES

The Company has been included in consolidated federal, state and local income tax returns filed by Viacom. However, the tax benefit reflected in the carve-out Statements of Operations and deferred tax assets reflected in the carve-out Balance Sheets have been prepared as of such benefits were computed on a separate return basis. Tax losses generated by the Company have been utilized by Viacom to reduce its consolidated taxable income. These amounts have been reflected in Blockbuster equity investment in the carve-out Balance sheets.

Components of the income tax benefit are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                              --------------------------------
                                                1997        1996        1995
                                              -------     -------     --------
Current:
  Federal .................................   $49,138     $34,286     $ 36,228
  State and local .........................     6,451       4,665        5,187
                                              -------     -------     --------
                                               55,589      38,951       41,415

Deferred ..................................    (5,313)      9,803      (19,381)
                                              -------     -------     --------
                                              $50,276     $48,754     $ 22,034
                                              =======     =======     ========

                               BLOCKBUSTER MUSIC
              NOTES TO CARVE-OUT FINANCIAL STATEMENTS (continued)
                         (Tabular dollars in thousands)

A reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate on losses before income taxes is as follows:

                                                Year Ended December 31,
                                               -------------------------
                                               1997       1996      1995
                                               ----       ----      ----
Statutory U.S. tax rate.....................   35.0%      35.0%     35.0%
State and local taxes, net of federal
  tax benefit...............................    2.8        2.9       3.2
Other, net..................................     --         --       (.1)
                                               ----       ----      ----
          Effective tax rate................   37.8%      37.9%     38.1%
                                               ====       ====      ====

The following is a summary of the deferred tax accounts in accordance with SFAS 109:

                                                  December 31,
                                              -------------------
                                                1997       1996
                                                ----       ----
Current deferred tax assets................   $ 1,228    $ 1,999
                                              -------    -------
Noncurrent deferred tax assets:
  Property and equipment...................     8,936      8,133
  Restructuring and purchase reserves......    18,826     32,411
  Other....................................     3,032      3,774
                                              -------    -------
Noncurrent deferred tax assets.............    30,794     44,318
                                              -------    -------
Deferred tax assets........................   $32,022    $46,317
                                              =======    =======

The tax benefit recognized and the deferred taxes recorded in the accompanying carve-out financial statements may not necessarily reflect the tax benefit or deferred taxes of the Company had it been a separate stand-alone Company during the periods presented.

Note 10 - COMMITMENTS AND CONTINGENCIES

The Company has long term noncancelable lease commitments for various real property and office space which expire at various dates. Certain leases contain renewal and escalation clauses for a proportionate share of operating expenses.

                               BLOCKBUSTER MUSIC
              NOTES TO CARVE-OUT FINANCIAL STATEMENTS (continued)


At December 31, 1997, minimum rental payments under noncancelable leases are as follows:

                                                  OPERATING      CAPITAL
                                                  ---------      --------
     1998......................................   $ 57,819       $  8,665
     1999......................................     50,862          9,065
     2000......................................     43,211          9,303
     2001......................................     38,104          9,072
     2002......................................     34,742          8,671
     2003 and thereafter.......................     94,252         24,787
                                                  --------       --------
     Total minimum lease payments..............   $318,990         69,593
                                                  ========
     Less amount representing interest.........                   (33,303)
                                                                 --------
     Present value of net minimum payments.....                  $ 36,290
                                                                 ========

Rent expense was $49.8 million (1997), $52.8 million (1996) and $47.3 million
(1995). Contingent rentals, which are calculated as a percentage of revenue, were $1.3 million (1997), $1.1 million (1996) and $1.0 million (1995).
Subtenant rental income was $1.2 million (1997), $.6 million (1996) and $.4 million (1995). Future minimum capital lease payments have not been reduced by future minimum subtenant rental income of $7.9 million.

The Company is involved in ordinary and routine litigation incidental to its business. Management believes that any ultimate liability resulting from those actions or claims will not have a material adverse effect on the Company's results of operations, financial position or liquidity.

NOTE 11 - PENSION PLANS AND OTHER EMPLOYEE BENEFITS

Viacom has a noncontributory defined benefit pension plan covering substantially all of its employees, including the employees of the Company during 1997 and 1996. Retirement benefits are based principally on years of service and salary. Viacom/Blockbuster also offers participation in a 401(k) savings plan to the employees of the Company and has charged the Company for pension and 401(k) savings plan expense $.5 million (1997), $.7 million (1996) and $.7 million
(1995). These charges have been included in selling, general and administrative expenses in the accompanying carve-out Statements of Operations.

Viacom/Blockbuster also provided other employee benefits to the Company's employees, including certain postemployment benefits, medical, dental, life and disability insurance costs.

Management believes that the methodologies used to allocate pension and other employee benefit charges to the Company are reasonable.

                         WHEREHOUSE ENTERTAINMENT, INC.

                  INTRODUCTION TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS



        The historical Blockbuster Music audited carve-out financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 (the "Carve-Out Financial Statements") relate to certain operations, some of which are not part of the Acquired Business. During the year ended December 31, 1997, Blockbuster Music closed approximately seventy (70) under-performing stores. In addition, approximately forty-three (43) under-performing stores were closed between January 1, 1998 and the Acquisition date. Accordingly, the Carve-Out Financial Statements include significant amounts for store closing costs, reserves for occupancy costs related to stores closed or targeted to be closed, costs related to inventory lower of cost or market and obsolescence reserves, and other expenses which may not relate to the Acquired Business. The Registrant has attempted to present the historical information of the Acquired Business; however, information related to certain costs was not available at a level of detail adequate to support the presentation. Accordingly, the unaudited pro forma operating results include certain adjustments based on information available to the Registrant which are described more fully in the Notes to the Unaudited Pro Forma Combined Financial Statements.

        Prior to the Acquisition, Blockbuster Music operated as a component of Blockbuster Entertainment Group ("BEG") and certain overhead costs and other expenses were allocated to Blockbuster Music by the Seller and BEG. Accordingly, the unaudited pro forma operating results are based, in part, on the Carve-Out Financial Statements, internal store operating statements, other internal financial information provided by the Seller, and overhead allocation adjustments that the Registrant believes are required for a fair presentation.

        Pursuant to the Purchase Agreement, Seller delivered an initial adjusted statement of the Closing Working Capital on December 23, 1998 that states Seller's position that the adjusted purchase price equals $126.5 million. Accordingly, the Registrant has reflected such adjusted purchase price and recorded an amount of $8.8 million, due to Seller, subject to adjustment upon the final determination of the Closing Working Capital, in its unaudited consolidated condensed balance sheet. See Item 2. The Purchase Agreement provides a mechanism for resolution of the final purchase price based on the resolution of the Closing Working Capital, which the Registrant expects will occur in 1999. Based on the results of the Registrant's challenges to Seller's initial adjusted statement of Closing Working Capital, the purchase price of the Acquired Business may be significantly lower than $126.5 million.

        The Acquisition was accounted for under the purchase method of accounting. Based on preliminary analyses, the Registrant recorded the acquired assets and liabilities assumed at their estimated fair values at the Acquisition date, based on preliminary valuations and other studies that have not yet been finalized. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities based on the Registrant's estimates. The preliminary allocation of the purchase price includes, among other things, capitalized lease obligations for real estate leases of the acquired stores, store leases in excess of fair market value, and acquired store closing and other reserves of approximately $31.8 million, $33.1 million and $20.1 million, respectively. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the preliminary estimates. The excess purchase price over the net assets acquired has been assigned to goodwill.

        The operations of the Acquired Business for the twelve months ended December 31, 1997 have been combined with the Registrant's operations for the fiscal year ended January 31, 1998 and the operations of the Acquired Business for the nine months ended October 25, 1998 have been combined with the Registrant's operations for the nine months ended October 31, 1998. These unaudited pro forma combined statements of operations give effect to the Acquisition as if it had occurred on February 1, 1997. The unaudited consolidated condensed balance sheet gives effect to the Acquisition as if it had occurred on October 31, 1998. The unaudited pro forma adjustments described in the accompanying notes are based upon currently available information and reflect preliminary estimates and assumptions that management believes are reasonable in the circumstances.

        The unaudited pro forma combined financial statements are not necessarily indicative of what the financial position or results of operations would have been if the Acquisition had occurred on the above-mentioned dates. Additionally, they are not indicative of future results of operations or financial position. No attempt has been made to quantify, in the pro forma financial statements, additional costs that may be incurred as a result of the Acquisition. The unaudited pro forma combined financial statements should be read in conjunction with the Registrant's historical consolidated financial statements and notes thereto, along with the Blockbuster Music Carve-Out Financial Statements as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997.

                         WHEREHOUSE ENTERTAINMENT, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       NINE MONTHS ENDED OCTOBER 31, 1998
                             (THOUSANDS OF DOLLARS)



                                                     WHEREHOUSE          BLOCKBUSTER
                                                 ENTERTAINMENT, INC.        MUSIC            PRO FORMA
                                                     HISTORICAL          HISTORICAL*        ADJUSTMENTS            PRO FORMA(1)
                                                 ------------------   -----------------     ------------           -----------
Revenues                                            $    222,955          $    361,045                              $   584,000

Cost of revenues                                         138,083               260,296                                  398,379

Selling, general and administrative expenses              74,016               130,334      $     (8,703)(3)            195,647
                                                    ------------          ------------      ------------            -----------

Earnings (loss) before interest, taxes,
  depreciation and amortization                           10,856               (29,585)            8,703                (10,026)(2)

Depreciation and amortization                              5,533                14,624            (6,210)(4)             13,947

Interest expense, net of interest (income)                    (471)                3,141             2,815 (5)              5,485

Provision (benefit) for income taxes                       2,397                     0           (14,446)(6)            (12,049)
                                                    ------------          ------------      ------------            -----------

Net income (loss)                                   $      3,397          $    (47,350)     $     26,544            $   (17,409)
                                                    ============          ============      ============            ===========

Basic net income (loss) per share                   $       0.32                                                    $     (1.63)
                                                    ============                                                    ===========

Diluted net income (loss) per share                 $       0.29                                                    $     (1.63)
                                                    ============                                                    ===========

Weighted average number of shares
  outstanding--Basic                                  10,673,265                                                     10,673,265
                                                    ============                                                    ===========

Weighted average number of shares
  and common equivalent share outstanding--
  Diluted                                             11,517,902                                                     10,673,265
                                                    ============                                                    ===========


 *   Relates to nine months ended October 25, 1998.


(1) The Registrant acquired 378 stores. At January 1, 1997, Blockbuster Music operated 491 stores. Underperforming stores closed during the year ended December 31, 1997 and the 10 months ended October 31, 1998, totaled 70 and 43 stores, respectively. The operating losses, as well as reserves for store closing costs relating to stores that were not included in the Acquisition, are included in the historical results of operations as well as the pro forma.

(2) EBITDA is defined as net income before net interest expense, income tax expense, and depreciation and amortization. Pro forma EBITDA for the nine months ended October 31, 1998 was impacted by the following items related to Blockbuster Music:

       Higher shrinkage charged to cost of goods sold        $ 7.6 (a)
       Higher distribution costs related to the
         consolidation of facilities                           1.2 (b)
       Loss on closed store retirement of assets               1.7 (c)

                                                            ------
                                                             $10.5

     (a) Blockbuster Music consolidated its distribution center with that of BEG in the first quarter of 1998. During the nine months ended October 31, 1998, Blockbuster Music continued to close stores and was in the process of being sold. As a result of these activities, cost of goods sold for the nine months ended October 31, 1998 was significantly higher as a percent to sales than in the previous fiscal year, resulting in a decrease to EBITDA of $7.6 million.

     (b) Blockbuster Music moved to a consolidated distribution center in the first quarter of 1998. During the prior year it operated a separate distribution center. The distribution center cost for the nine months ended October 31, 1998 was higher as a percent to sales than that of the prior year. The Registrant believes that, due to the costs associated with the move and inefficiencies created by such a move, the higher distribution costs resulted in a decrease to EBITDA of $1.2 million.

     (c) Costs of $1.7 million are reflected in Seller's internal financial statements related to stores not acquired.

     The Company believes that EBITDA provides useful information regarding the Company's ability to service debt but should not be considered in isolation or as a substitute for the combined statement of operations prepared in accordance with the generally accepted accounting principles or as a measure of the Company's operating performance, profitability or liquidity. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences and methods of calculation.

(3) Pro forma adjustments to selling, general and administrative expenses include the following:

       Royalty fee charged to Blockbuster Music.
        Registrant is not required to pay such fee         ($ 16.5)
       Decrease of rent expense due to the application
        of purchase accounting                                (2.1)
       Blockbuster Music was not charged for Viacom/BEG
        overhead allocations during 1998.
        Amount is estimated based on prior year's ratio
        of allocated overhead to net revenues                  9.9
                                                            ------
                                                            $  8.7
                                                            ======

(4) The application of purchase accounting is expected to impact depreciation and amortization expense as follows:

       Reduction in depreciation and amortization expense    ($7.5)(a)
       Goodwill amortization                                   1.3 (b)
                                                            ------
                                                             ($6.2)
                                                            ======

     (a) To record the adjustment to depreciation and amortization expense required to give effect to the valuation of fixtures and equipment at estimated fair value. Fixtures and equipment are expected to be depreciated over 3 to 7 years and leasehold improvements are expected to be amortized over 10 years or the remaining life of the lease, whichever is shorter.

     (b) To record amortization expense, on a straight-line basis, of goodwill resulting from the Acquisition. For pro forma purposes, a 15 year life has been used for goodwill.

(5) To record interest expense on borrowings to finance the Acquisition and the reduction in interest income on the cash portion of the purchase price. Interest expense is calculated at an average interest rate of 8.0%. Each 0.125% change in interest rates in respect of the line of credit facility would increase or decrease pro forma interest expense by $0.1 million. In addition, interest expense includes $0.2 million for interest on capitalized store leases.

(6) To provide for the income tax benefit in pro forma adjustments resulting from the loss incurred by the Acquired Business at an estimated combined statutory tax rate of 40.9%. The pro forma adjustments assume that no valuation reserves would be required under SFAS 109 "Accounting for Income Taxes".

                         WHEREHOUSE ENTERTAINMENT, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED JANUARY 31, 1998
                             (THOUSANDS OF DOLLARS)

                                              WHEREHOUSE         BLOCKBUSTER
                                           ENTERTAINMENT, INC.      MUSIC            PRO FORMA
                                              HISTORICAL          HISTORICAL*       ADJUSTMENTS                PRO FORMA(1)
                                           ------------------   --------------     ---------------             ------------
Revenues                                      $    327,425    $    590,576                                    $    918,001
Cost of revenues                                   203,534         441,002                                         644,536
Selling, general and administrative expenses       104,738         231,492        $     (34,598)(3)(4)             301,632
                                              ------------    ------------        -------------               ------------
Earnings (loss) before interest, taxes,
  depreciation and amortization                     19,153         (81,918)              34,598                    (28,167)(2)
Depreciation and amortization                        7,130          44,619              (15,505)(5)                 36,244(8)
Interest expense, net of interest (income)          (1,052)          6,401                4,032 (6)                  9,381
Provision (benefit) for income taxes                 5,373         (50,276)              14,722 (7)                (30,181)
                                              ------------    ------------         ------------               ------------
Net income (loss)                             $      7,702    $    (82,662)        $     31,349               $    (43,611)
                                              ============    ============         ============               ============
Basic net income (loss) per share             $       0.74                                                    $      (4.19)
                                              ============                                                    ============
Diluted net income (loss) per share           $       0.71                                                    $      (4.19)
                                              ============                                                    ============
Weighted average number of shares
  outstanding-Basic                             10,420,557                                                      10,420,557
                                              ============                                                    ============
Weighted average number of shares
  and common equivalent share
  outstanding-Diluted                           10,894,862                                                      10,420,557
                                              ============                                                    ============

 *  Relates to the fiscal year ended December 31, 1997.

(1) The Registrant acquired 378 stores. At January 1, 1997, Blockbuster Music operated 491 stores. Underperforming stores closed during the year ended December 31, 1997 and the 10 months ended October 31, 1998, totaled 70 and 43 stores, respectively. The operating losses, as well as reserves for store closing costs relating to stores that were not included in the Acquisition, are included in the historical results of operations as well as the pro forma. Viacom/BEG provided Blockbuster Music with certain general and administrative services and other corporate functions for which it charged Blockbuster Music $15.7 million during 1997.

(2) EBITDA is defined as net income before net interest expense, income tax expense and depreciation and amortization expense. Pro forma EBITDA for the year ended January 31, 1998 was impacted by the following items related to Blockbuster Music:

        Pre-tax charge associated with excess retail
          inventory made during the second quarter
          of 1997                                                  $ 42.4
        Net costs related to the stores closed during
          fiscal 1997 and costs associated with stores
          not acquired                                                9.9
                                                                   ------
                                                                   $ 52.3
                                                                   ======

    The Company believes that EBITDA provides useful information regarding the Company's ability to service debt but should not be considered in isolation or as a substitute for the combined statement of operations prepared in accordance with the generally accepted accounting principles, or as a measure of the Registrant's operating performance, profitability or liquidity. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences and methods of calculation.

(3) Blockbuster Music was charged a royalty fee of $29.1 million during 1997. Registrant is not required to pay such a fee.

(4) The application of purchase accounting is expected to decrease rent expense based on the Acquired Business lease obligations in excess of fair market value by $5.5 million.

(5) The application of purchase accounting is expected to impact depreciation and amortization expense as follows:

        A $17.2 million reduction to depreciation and amortization expense required to give effect to the valuation of fixtures and equipment and improvements at estimated fair value. Fixtures and equipment are expected to be depreciated over 3 to 7 years and leasehold improvements are expected to be amortized over 10 years or the remaining life of the lease, whichever is shorter.

        Goodwill amortization expense of $1.7 million resulting from the Acquisition. Goodwill is amortized, on a straight-line basis, over a 15 year life.

(6) To record interest expense on borrowings to finance the Acquisition and the reduction in interest income on the cash portion of the purchase price. Interest expense is calculated at an average interest rate of 8.0%. Each 0.125% change in interest rates in respect of the line of credit facility would increase or decrease pro forma interest expense by $0.1 million. In addition, interest expense includes $0.9 million for bridge loan fees related to the Acquisition and $0.3 million for interest on capitalized store leases.

(7) To provide for the income tax benefit in pro forma adjustments resulting from the loss incurred by the Acquired Business at an estimated combined statutory tax rate of 40.9%. The pro forma adjustments assume that no valuation reserves would be required under SFAS 109 "Accounting for Income Taxes".

(8) Includes property and equipment impairment charge of $20.7 million related to underperforming stores.